Pricing Term Sheet
Filed Pursuant to Rule 433(d)
Registration No. 333-260807
September 22, 2022

Issuer:	WEC Energy Group, Inc.

Trade Date:	September 22, 2022

Expected Settlement Date:	T+3, September 27, 2022

Expected Ratings* (Moody’s/S&P/Fitch):	Baa1 (stable) / BBB+ (stable) / BBB+ (stable)

Joint Book-Running Managers:	Barclays Capital Inc. J.P. Morgan Securities LLC Mizuho Securities USA LLC TD Securities (USA) LLC Wells Fargo Securities, LLC

Co-Managers:	Comerica Securities, Inc. Goldman Sachs & Co. LLC Penserra Securities LLC

Terms Applicable to 5.00% Senior Notes due September 27, 2025 (the “2025 Notes”)

Principal Amount:	$500,000,000

Maturity:	September 27, 2025

Coupon:	5.00%

Initial Price to Public:	99.928% per Senior Note

Yield to Maturity:	5.026%

Spread to Benchmark Treasury:	+90 basis points

Benchmark Treasury:	UST 3.500% due September 15, 2025

Benchmark Treasury Yield:	4.126%

Interest Payment Dates:	March 27 and September 27, commencing March 27, 2023

Optional Redemption:	At any time Prior to August 27, 2025 (the date that is 1 month prior to maturity, which is referred to herein as the “2025 Par Call Date”), the 2025 Notes will be redeemable in whole or in part, at the option of the Issuer, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2025 Notes matured on 2025 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to, but not including, the date of redemption; and (2) 100% of the principal amount of the 2025 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. At any time on or after the 2025 Par Call Date, the Issuer may redeem the 2025 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2025 Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	92939UAH9 / US92939UAH95

Terms Applicable to 5.15% Senior Notes due October 1, 2027 (the “2027 Notes”)

Principal Amount:	$400,000,000

Maturity:	October 1, 2027

Coupon:	5.15%

Initial Price to Public:	99.794% per Senior Note

Yield to Maturity:	5.197%

Spread to Benchmark Treasury:	+128 basis points

Benchmark Treasury:	UST 3.125% due August 31, 2027

Benchmark Treasury Yield:	3.917%

Interest Payment Dates:	April 1 and October 1, commencing April 1, 2023

Optional Redemption:	At any time Prior to September 1, 2027 (the date that is 1 month prior to maturity, which is referred to herein as the “2027 Par Call Date”), the 2027 Notes will be redeemable in whole or in part, at the option of the Issuer, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2027 Notes matured on 2027 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to, but not including, the date of redemption; and (2) 100% of the principal amount of the 2027 Notes to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date. At any time on or after the 2027 Par Call Date, the Issuer may redeem the 2027 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2027 Notes being redeemed plus accrued and unpaid interest thereon to, but not including, the redemption date.

CUSIP / ISIN:	92939UAJ5 / US92939UAJ51

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting Barclays Capital Inc. toll-free at (888) 603-5847, J.P. Morgan Securities LLC collect at (212) 834-4533, Mizuho Securities USA LLC toll-free at (866) 271-7403, TD Securities (USA) LLC toll-free at (855) 495-9846 or Wells Fargo Securities, LLC toll-free at (800) 645-3751.